Peoples First National Bank & Trust Company
Fourth and Kentucky Avenue
Paducah, Kentucky 42002-2200                           Wholly owned

Peoples First, F.S.B.
214 North First Street
Central City, Kentucky 42330-0110                      Wholly owned